SECOND AMENDMENT
to the “Terms of Agreement,
Option to Purchase the ‘Mimbres’ Property,
Grant County, New Mexico”

This document is the third amendment (the “Amendment”) to the “Terms of Agreement, Option to Purchase the ‘Mimbres’ Property, Grant County, New Mexico” dated June 10, 2004, as amended, (the “Property Agreement”) between NORD RESOURCES CORPORATION (“Nord”) and THORNWELL ROGERS, SOUTH BRANCH RESOURCES LLC and MRPGEO, LLC (collectively the Vendors”).

WHEREAS:

A.                     Section 2 of the Property Agreement provides for certain payments by Nord to each of the Vendors in cash or shares of common stock of Nord (the “Nord Shares”) and further provides for the issuance by Nord to each of the Vendors of options to purchase shares of common stock of Nord (the “Nord Options”), at the times and in the amounts set forth in the Property Agreement; and

B.                     The parties hereto wish to set forth their agreement as to how those payment obligations will be met in the event that Nord merges with or into another person, entity or corporation (a “Merger”);

NOW, THEREFORE, in consideration of the payment by Nord to the Vendors of the sum of Ten Dollars (US$10.00), the receipt and sufficiency of which is hereby acknowledged by the Vendors, and in consideration of premises, and of the representations and warranties, covenants and agreements contained herein, the parties agree as follows:

1.           The following terms will have the following meanings in this Amendment Agreement:

“Conversion Ratio” means the ratio determined as follows: (i) the per share consideration received by the stockholders of Nord determined in accordance with a Merger Agreement, divided by (ii) the average of the closing price per share of the Substitute Shares on the primary trading market for such shares for the five trading days immediately preceding the date the Merger Agreement is signed;

“Merger Agreement” means a definitive agreement setting forth the terms and conditions of a Merger;

“Related Entity” means any parent, ultimate parent, or subsidiary of the Successor and includes any business, corporation, partnership, limited liability company or other entity in which the Successor holds a greater than fifty percent ownership interest, directly or indirectly;

“Substitute Options” means options to purchase Substitute Shares at the exercise price calculated in accordance with Section 4 of this Amendment;

“Substitute Shares” means shares of common stock in the Successor or a Related Entity; provided that if the shares of common stock in any of the Successor or a Related Entity are publicly traded or quoted, the Substitute Shares shall be the publicly traded or quoted shares in such entity; and

“Successor” means the surviving or successor corporation upon completion of a Merger.

2.            The parties hereto agree that, in the event of the closing of a Merger, each obligation of Nord under Section 2 of the Property Agreement to either issue Nord Shares or make a cash payment to each of the Vendors in the amounts and at the times set forth in the Property Agreement will be satisfied by payment to each of the Vendors of the greater of:

(a)            the cash amount set forth in Section 2 of the Property Agreement; or

(b)            the value of such number of Substitute Shares as is equal to the number of Nord Shares set forth in Section 2 of the Property Agreement multiplied by the Conversion Ratio. For these purposes, value of the Substitute Shares will be calculated based on the per share closing price of the Substitute Shares on the primary trading market for such shares on the applicable payment date.

Such payment will be made, at the election of the Successor, either: (i) in cash; or (ii) by issuance of the number of Substitute Shares calculated in accordance with subsection 2(b).

3.            The parties hereto agree that, in the event of the closing of a Merger, each obligation of Nord under Section 2 of the Property Agreement to issue Nord Options to each of the Vendors in the amounts and at the times set forth in the Property Agreement will be satisfied, at the option of the Successor, by either:

(a)            issuing to each of the Vendors Substitute Options, in which case the number of Substitute Options to be issued will equal the number of Nord Options set forth in Section 2 of the Property Agreement multiplied by the Conversion Ratio; or

(b)            paying to each of the Vendors a cash amount equal to the value of the number of Substitute Options calculated in accordance with subsection 3(a). For these purposes, value of the Substitute Options will be calculated as the difference between the per share exercise price of such Substitute Options and the per share closing price of the Substitute Shares underlying the options on the primary trading market for such shares on the applicable payment date.

4.            If Substitute Options are issued pursuant to Section 3(a) of this Amendment, the exercise price of such options will be 15% below the market value of the Substitute Shares on the date of issuance, or such other exercise price as may be required by any laws, rules, regulations or plans governing the terms of issuance of the Substitute Options.

5.            The parties hereto agree and acknowledge that the obligations of the Successor or Related Entity as described herein will be in full substitution of the payment obligations of Nord under the Property Agreement.

6.            The parties further agree and acknowledge that the provisions of this Amendment are conditional upon the completion of a Merger and that, in the event a Merger is not consummated prior to March 31, 2007, this Amendment will automatically be cancelled and shall be of no further force or effect, in which case the provisions of Section 2 of the Property Agreement will continue as set forth therein without modification or amendment.

7.            This Amendment shall be governed by and in accordance with the laws of the State of Arizona.

8.            This Amendment does not amend or modify any terms of the Property Agreement or the amendments thereto, except as expressly set forth herein.

9.            This agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. Delivery of an executed copy of this agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this agreement as of its effective date.

IN WITNESS WHEREOF the parties have executed this agreement as of October 17, 2006

NORD RESOURCES CORPORATION

Per:

/s/ Erland Anderson
Erland Anderson, Chief Executive Officer

THE VENDORS:

By:	/s/ Thornwell Rogers
Thornwell Rogers

By	/s/ Daniel P. Laux
Daniel P. Laux, Member
South Branch Resources, LLC

By	/s/ Michael R. Pawlowski
Michael R. Pawlowski, Member
MRPGEO, LLC